Exhibit 3.45

RESTATED ARTICLES OF INCORPORATION

OF

BEST-WAY TRANSPORTATION

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, having associated ourselves together for the purpose of forming a corporation under and by virtue of the laws of Arizona, do hereby adopt the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be “BEST-WAY TRANSPORTATION,” and its principal place of business shall be Phoenix, Arizona, but other offices may be established and maintained within or without the State of Arizona, at such places as the Board of Directors may designate, where meetings of stockholders and directors may be held and corporate business transacted.

ARTICLE II

The names, residences and post office addresses of the incorporators are as follows:

G. B. SHARP	Phoenix, Arizona

R. I. GILES	Phoenix, Arizona

ARTICLE III

The general nature of the business in which the corporation shall engage is as follows:

To engage in, contract and carry on the business of transportation for itself or for others, for hire of passengers, goods, wares and merchandise of every kind and character, by means of motor coaches, motor busses, taxi cabs, motorcycles, automobile trucks, and any and all other power propelled, drawn or driven vehicles and devices.

To carry on all or any of its operations and business, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in this state and in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country. In general, to carry on any other business in connection with the foregoing and to have and exercise all the powers conferred by the laws of the State of Arizona upon corporations; to do each and everything necessary, suitable, or proper for the accomplishment of any or all purposes or attainments of any one or more of the objectives herein enumerated which shall at any time appear conducive to the benefit or protection of this corporation.

To make and perform contracts of every kind and description in the carrying on of its business or for the purpose of furthering any of its objectives; to do any and all things which a natural person might or could do and which now or hereafter might be authorized by law, and, in general, to do such acts in connection with the foregoing objectives not inconsistent with the law, which, might be required or necessary. The designation of any objectives or purposes herein shall not be construed to be a limitation or qualification, or in any manner to limit or restrict the purposes or objectives of the corporation.

ARTICLE IV

The amount of authorized capital stock of this corporation shall be One Hundred Thousand Dollars ($100,000.00), divided into common and preferred stock. There shall be seven hundred fifty (750) shares of common stock of the par value of One Hundred Dollars ($100.00) each, and two hundred fifty (250) shares of preferred stock of the par value of One Hundred Dollars ($100.00) each. Said shares of stock shall be issued when ordered by the Board of Directors for cash or for real or personal property, services or any other valuable right or thing, for the uses and purposes of the corporation, and all shares of capital stock, when issued in exchange therefore, shall thereupon become fully paid for as though paid for in cash at par, and shall be non-assessable forever, and the judgment of the Directors as to the value of any property, right or thing acquired in exchange for capital stock shall be final and conclusive. The holders of the preferred stock shall be entitled to cumulative dividends in each year at the rate of eight per cent (8%) per annum, payable out of the surplus profits in preference and in priority to any dividends on the common stock. At any time after February 1,

1957, the company may, after sixty (60) days’ notice in writing to the last address of the preferred stockholders of record, at its option, retire any or all preferred stock at One Hundred Ten Dollars ($110.00) per share, plus accrued dividends. The voting power of shares shall be vested only in the holders of common capital stock. The preferred capital stock shall have no voting power whatsoever.

ARTICLE V

Being a corporation organized under the general law of Arizona which was formed to endure for a period less than perpetual, which period expired on or about January 18, 1977, pursuant to the provisions of Chapter 1, Title 10, Arizona Revised Statutes, as amended, and particularly A.R.S. §10-147(B) and §10-105, the duration of the corporation is hereby renewed and extended. The duration of the corporation shall be perpetual.

ARTICLE VI

The affairs of the corporation shall be conducted by a Board of Directors which shall consist of not less than two members and not more than seven members, as set forth in the Bylaws of the corporation. The Board shall be elected at the annual meeting of the shareholders, which shall be held on the second Monday of April of each year, and the members shall serve until their successors are duly elected and qualified, unless they are unable to serve by reason of death, resignation, removal or inability or refusal to serve. The Board of Directors shall have the power to fill all vacancies occurring in their number. The officers and directors of the corporation need not be shareholders of the corporation.

The president, vice president, secretary and treasurer, any of which offices may be held by the same person, with the exception of the president and secretary, shall be elected annually by the Board of Directors, and said officers shall hold office until their successors are elected and qualified, unless they are unable to serve by reason of death, resignation, removal or inability or refusal to serve. The Board may also appoint such other officers as it deems proper, and the officers shall exercise any and all of the powers delegated to them by the Board of Directors.

ARTICLE VII

A quorum at a meeting of the Board of Directors shall consist of two-thirds of the number of directors then serving.

ARTICLE VIII

This corporation does hereby appoint Phil B. Hammond, 3003 N. Central, Suite 2201, Phoenix, Arizona, who has been a bonafide resident of Arizona for at least three (3) years, its lawful agent in and for the State of Arizona, for and on behalf of said corporation, to accept and acknowledge service and upon whom may be served all necessary processes in any action, suit or proceeding, which may be had or brought against said corporation in any Court of the State of Arizona, which service of process with the acceptance thereof by said agent endorsed thereon shall have the same force and effect as if served upon the President or Secretary of said corporation. The Board of Directors is hereby authorized and empowered to revoke said appointment at any time, and, in case any vacancy in said appointment should occur, to fill the same at any meeting of the Board at which a quorum should be present.

ARTICLE IX

The private property of the stockholders of this corporation shall be forever exempt from the corporate debts.

ARTICLE X

The Board of Directors of the corporation may, from time to time, distribute on a pro-rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets, in cash or in property.

ARTICLE XI

Subject to the further provisions hereof, the corporation shall indemnify any and all of its existing and former directors, officers, employees and agents against any and all expenses incurred by them and each of them, including but not limited to legal fees, judgments, penalties and amounts paid in compromise or settlement, which may arise or be incurred, rendered or levied in any legal action brought against them or threatened against them for or on account of any act or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met satisfactory standards of conduct appropriate in the circumstances. No such indemnification shall be available with respect to liabilities under the Securities Act of 1933 or comparable Arizona statutes, and the corporation shall have the right to refuse to indemnify in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action. No director, officer, employee or agent of the corporation may contract with the corporation for indemnification offering indemnity greater in scope than that provided by this article, but the corporation and any such person may contract to limit the scope of indemnification provided hereunder.

ARTICLE XII

The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

RESTATED ARTICLES OF INCORPORATION OF BEST-WAY TRANSPORTATION

KNOW ALL MEN BY THESE PRESENTS:

The undersigned, the president and secretary of Best-Way Transportation, have this 21st day of November, 1980, duly adopted and correctly set forth without change the provisions of the Articles of Incorporation as heretofore amended. The Restated Articles of Incorporation attached hereto and incorporated herein by this reference correctly set forth without change the provisions of the Articles of Incorporation as heretofore amended, and shall supersede and replace the original Articles of Incorporation and all amendments thereto.

Best-Way Transportation
By:	/s/ John A. Pifer
John A. Pifer, President
/s/ Robert E. Campbell
Robert E. Campbell, Secretary

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)

The foregoing instrument was subscribed and sworn to before me this 21st day of November, 1980, by John A. Pifer as President and Robert E. Campbell as Secretary of Best-Way Transportation on behalf of said corporation for the purposes therein stated.

IN WITNESS WHEREOF, I have hereunto subscribed my hand and seal this day and year first above written.

/s/ [Illegible]
Notary Public

My Commission Expires:

My Commission Expires Dec. 8, 1983

ARTICLES OF MERGER OF ARROW DELIVERY COMPANY INTO BEST-WAY TRANSPORTATION

Pursuant to the provisions of A.R.S. §10-074,

1. Attached hereto and made a part hereof is a plan of merger whereby Arrow Delivery Company (Arrow) is merged into Best-Way Transportation (Best-Way).

2. (a) There are 420 shares outstanding of Best-Way. (b) There are 89 shares outstanding of Arrow.

3. (a) 420 shares of Best-Way voted for the plan of merger. (b) 89 shares of Arrow voted for the merger.

DATED at Phoenix, Arizona, June 16th, 1981

ATTEST:	BEST-WAY TRANSPORTATION

/s/ Robert E. Campbell	/s/ John A. Pifer
Robert E. Campbell	John A. Pifer,
Secretary	President

ATTEST :	ARROW DELIVERY COMPANY

/s/ Robert E. Campbell	/s/ John A. Pifer
Robert E. Campbell,	John A. Pifer,
Secretary	President

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me this 16th day of June, 1981, by Robert E. Campbell as secretary of Best-Way Transportation, an Arizona corporation, and as secretary of Arrow Delivery Company, a California corporation, on behalf of said corporations.

/s/ [Illegible]
Notary Public

My Commission Expires:

Dec 8, 1983

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me this 16th day of June, 1981, by John A. Pifer as president of Best-Way Transportation, an Arizona corporation, and as president of Arrow Delivery Company, a California corporation, on behalf of said corporations.

/s/ [Illegible]
Notary Public

My Commission Expires:

December 8, 1983

AGREEMENT OF MERGER

This agreement made and entered into at Phoenix, Arizona this 4th day of May, 1981, between Arrow Delivery Company (Arrow) and Best-Way Transportation (Best-Way).

1. Arrow, a California corporation, shall merge with and into Best-Way, an Arizona corporation, which shall be the surviving corporation.

2 . On June 30, 1981, the effective date of the merger, the separate existence of Arrow shall cease and Best-Way shall succeed to all the rights, privileges, immunities and franchises and all the property, real, personal or mixed, of Arrow without the necessity for any separate transfer. Best-Way shall thereafter be responsible and liable for all liabilities and obligations of Arrow and neither the rights of creditors nor any liens on the property of Arrow shall be impaired by the merger.

3. There are outstanding 420 shares of Best-Way and 89 shares of Arrow.

4. Upon the effective date of the merger, each holder of certificates of shares of both corporations shall surrender them to Best-Way. Upon receipt of said share certificates, Best-Way shall issue in exchange therefore certificates for Best-Way representing the number of shares of such stock to which the holder is entitled as provided below.

5. In return for the 55 shares of Arrow hold by Mr. John A. Pifer, he shall receive front Best-Way 259.6 shares.

6. In return for the 34 shares of Arrow held Mr.Wales D. Morgan, he shall receive from Best-Way 160.4 shares.

7. Fractional shares of Best-Way may be issued.

8. The Articles of Incorporation and Bylaws of Best-Way shall continue to be the articles and bylaws of Best-Way following the effective date of the merger.

9. The directors and officers of Best-Way shall, on the effective date of the merger, continue as the directors and officers of Best-Way for the full unexpired terms of their offices until their successors have been elected of appointed and qualified.

10. This agreement of merger shall be submitted for approval to the shareholders of both corporations in the manner provided by the applicable laws of their respective states of incorporation at meetings to be held on June 15, 1981.

11. The effective date of this merger shall be June 30, 1981.

12. That John A. Pifer, as president, and Robert E. Campbell, as secretary, of the corporation be authorized to execute all documents necessary to effect the merger.

13. This agreement of merger shall be executed in any number of counterparts and each such counterpart shall constitute an original instrument.

ATTEST:	ARROW DELIVERY COMPANY

/s/ Robert E. Campbell	/s/ John A. Pifer
Robert E. Campbell,	John A. Pifer,
Secretary	President

ATTEST:	BEST-WAY TRANSPORTATION

/s/ Robert E. Campbell	/s/ John A. Pifer
Robert E. Campbell,	John A. Pifer,
Secretary	President

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
BEST-WAY TRANSPORTATION

1. The name of the corporation is BEST-WAY TRANSPORTATION.

2. The articles of incorporation of BEST-WAY TRANSPORTATION are hereby amended to read as follows:

ARTICLE I. The name of the corporation shall be TNT BESTWAY TRANSPORTATION INC.

3. The foregoing amendment was adopted by the shareholders on the 24th day of March, 1986.

4. The number of shares outstanding and the number of shares entitled to vote on the foregoing amendment is 283.4.

5. The number of shares voting for and consenting to the amendment is 283.4. No shares voted against the amendment.

6. The amendment does not provide for an exchange, reclassification or cancellation of issued shares, nor does it effect a change in the amount of stated capital of the corporation.

DATED this 24th day of March, 1986.

BEST-WAY TRANSPORTATION

By:	/s/ John M. Wuycheck
John M. Wuycheck, President

/s/ Sherri Ulrich
Sherri Ulrich, Secretary

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)

On this 24th day of March, 1986, before me the Undersigned Notary Public, personally appeared John M. Wuycheck and Sherri Ulrich, who acknowledged themselves to be the President and Secretary, respectively, of Best-Way Transportation, and they, as such officers, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing their names as President and Secretary, respectively, of Best-Way Transportation.

/s/ [Illegible]
Notary Public

My Commission expires:

Aug 11, 1986

ARTICLES OF MERGER

OF

TNT BESTWAY, INC.

INTO

TNT BESTWAY TRANSPORTATION INC.

To the Arizona Corporation Commission:

Pursuant to the provisions of the General Corporation Law of the State of Arizona governing the merger of the foreign wholly-owned subsidiary business corporation into its domestic parent hereinafter named does hereby adopt the following articles of merger.

1. The name of the subsidiary corporation, which is a business corporation organized under the laws of the State of Texas, is TNT Bestway, Inc.

2. The name of the parent corporation, which is a business corporation organized under the laws of the State of Arizona, and which is to be the surviving corporation is TNT Bestway Transportation Inc.

3. The number of outstanding shares of TNT Bestway, Inc., is 2,930, all of which are of one class, and all of which are owned by TNT Bestway Transportation Inc.

4. The following is incorporated into the Plan of Merger for merging TNT Bestway, Inc. into TNT Bestway Transportation Inc. as approved by resolutions of the Board of Directors of TNT Bestway Transportation Inc. on November 8, 1993, by Unanimous Written Consent.

RESOLVED, that

“1. TNT Bestway Transportation Inc., which is a business corporation of the State of Arizona and is the owner of all of the outstanding shares of TNT Bestway, Inc. which is a business corporation of the State of Texas; hereby merges TNT Bestway, Inc. into TNT Bestway Transportation Inc., pursuant to the provisions of the laws of the State of Texas and pursuant to the provisions of the General Corporation Law of the State of Arizona.

2. The separate existence of TNT Bestway, Inc. shall cease upon the effective date of the merger pursuant to the provisions of the laws of the jurisdiction of its organization; and TNT Bestway Transportation, Inc. shall continue its existence as the surviving corporation pursuant to the provisions of the General Corporation Law of the State of Arizona.

3. The issued share of TNT Bestway, Inc shall not be converted in any manner, nor shall any cash or other property be paid or delivered therefore, inasmuch as TNT Bestway Transportation Inc., is the owner of all the outstanding shares of TNT Bestway, Inc., but each said share which had been issued shall be surrendered and extinguished as of the effective date of the merger.

4. The Board of Directors and the proper officers of TNT Bestway Transportation Inc. are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

The merger herein provided for shall become effective in the State of Arizona and Texas on January 1, 1994.”

5. TNT Bestway Transportation Inc, as the holder of all the outstanding shares of TNT Bestway, Inc, Hereby waives the mailing of a copy of the Plan of Merger to it and the lapse of any prescribed period of time otherwise prescribed by the provisions of section 10-075 of the General Corporation Law of the state of Arizona.

6. The laws of the jurisdiction of organization of TNT Bestway, Inc., permit the merger of a wholly-owned subsidiary business corporation of that jurisdiction into a parent business corporation of another jurisdiction; and the merger of TNT Bestway, Inc., Into TNT Bestway Transportation Inc., is in compliance with the laws of the jurisdiction of organization of TNT Bestway, Inc.

Executed on November 16, 1993.

TNT Bestway Transportation Inc.

By:	/s/ [Illegible]
Its Vice President, Finance

/s/ [Illegible]
Its Assistant Secretary

PLAN OF MERGER approved on November 8, 1993 by TNT Bestway, Inc., which is a business corporation organized under the laws of the State of Texas, and by resolution adopted by its Board of Directors on said date, and approved on November 8, 1993 by TNT Bestway Transportation Inc., which is a business corporation organized under the laws of the State of Arizona, and by resolution adopted by its Board of Directors on said date.

1. TNT Bestway, Inc., and TNT Bestway Transportation Inc., shall, pursuant to the provisions of the Texas Business Corporation Act and the provisions of the General Corporation Law of the State of Arizona, be merged with and into a single corporation, to wit, TNT Bestway Transportation Inc., which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the “surviving corporation”, and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the General Corporation Law of the State of Arizona. The separate existence of TNT Bestway, Inc., which is sometimes hereinafter referred to as the “terminating corporation”, shall cease upon the effective date of the merger in accordance with the provisions of the Texas Business Corporation Act.

2. Inasmuch as it is not desired to amend or change the Articles of Incorporation of the surviving corporation in any manner under the provisions of the merger, upon the effective date of the merger in the State of Arizona, the Articles of Incorporation of said surviving corporation and shall continue in full force and effect unless amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Arizona.

3. The By-laws of the surviving corporation as in force and effect upon the effective date of the merger in the State of Arizona shall continue to be the bylaws of said surviving corporation and shall continue in full force and effect unless changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Arizona.

4. The directors and officers in office of the surviving corporation upon the effective date of the merger in the State of Arizona shall continue to be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5. The number of outstanding shares of the terminating corporation is 2,930, all of which are one class, at one dollar ($1.00) per share par value and the number of outstanding shares of the surviving corporation is 283.4, all of which are of one class, at one hundred dollars ($100.00) per share par value. Each issued share of the terminating corporation shall, upon the effective date of the merger, be surrendered and extinguished. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, and each said share shall continue to represent one issued share of the surviving corporation as of the effective date of the merger.

6. The terminating corporation is a wholly-owned subsidiary of the surviving corporation. This Plan of Merger has been approved by the Boards of Directors of both corporations by Unanimous Written Consent on November 8, 1993, in accordance with Section 10-075 of the General Corporation Law of the State of Arizona, and in accordance with the Texas Business Corporation Act which requires shareholder approval by the shareholders of the terminating corporation.

7. In the event that the merger of the terminating corporation with and into the surviving corporation shall have been fully authorized in accordance with the provisions of the Texas Business Corporation Act and in accordance with the provisions of the General Corporation Law of the State of Arizona the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Texas and of the State of Arizona, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

The merger herein provided for shall become effective in the States of Arizona and Texas upon the 1st day of January, 1994.

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF TNT Bestway Transportation Inc.

Pursuant to the provisions of Section 10-061 of the Arizona Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the corporation is TNT Bestway Transportation Inc.,

SECOND:	The following amendments of the Articles of Incorporation where adopted by the shareholders of the corporation on February 12, 1996, in the manner prescribed by the Arizona Business Corporation Act:

The name of the corporation shall be “USF Bestway Inc.”, and its principal place of business shall be phoenix, Arizona, but other offices may be established and maintained within or without the state of Arizona, at such places as board of Directions may be held and corporate business transacted.

THIRD:	The number of shares of the corporation outstanding at the time of such adoption was 283.4 and the number of shares entitled to vote thereon was 283.4.

FOURTH:	The designation and number of outstanding shares of each class or series entitled to vote thereon as a class or series were as follows:

Class or series	Number of Share
Common	283.4

FIFTH:	The number of shares voted for such amendment was 283.4; and the number of shares voted against such amendment was 0.

SIXTH:	The number of shares of each class entitled to vote thereon as a class or series voted for and against such amendment, respectively, was:

	Class or Series	Number of Shares
		For	Against

	common	283.4	0

SEVENTH:	The manner in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected is as follows:

n/a

EIGHTH:	The manner in which such amendment effects a change in the amount of stated capital as changed by such amendment, are as follows:

n/a

Dated February 12, 1996.

TNT Bestway Transportation Inc.

By	/s/ [Illegible]
Its President & CEO

and	/s/ [Illegible]
Its Secretary

ARTICLES OF MERGER OF USF BESTWAY LEASING INC.
(an Arizona corporation)
INTO
USF BESTWAY INC. (an Arizona corporation) **********

The undersigned corporation organized and existing under and by virtue of the Business Corporation Act of the State of Arizona.

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

USF Bestway Leasing Inc. (subsidiary)	Arizona

USF Bestway Inc. (parent)	Arizona

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by USF Bestway Leasing Inc. and USF Bestway Inc. USF Bestway Leasing Inc. is a wholly owned subsidiary of USF Bestway Inc. Pursuant to Section 10.1104 of the Arizona Revised Statues, the Agreement and Plan of Merger was adopted by a written consent of the directors of USF Bestway Inc.

THIRD: That the name of the surviving corporation of the merger is

USF Bestway Inc., an Arizona corporation.

FOURTH: That the Articles of Incorporation of USF Bestway Inc., an Arizona corporation which is surviving the merger, shall be the Articles of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the office of the surviving corporation, the address of which is Y0990 Roe Avenue, Overland Park, KS 66211, Attention: Secretary.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation

SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par value per share or no par Value
USF BestWay Leasing Inc.	Common	1000 shares	No par value

USF Bestway Inc.	Common	750 shares	$100.00

	Preferred	250 shares	$100.00

EIGHTH: That these Articles of Merger shall be effective upon filing

Dated: February 28, 2007

USF BESTWAY INC.

By:	/s/ Genevieve A. Silveroli
Genevieve A. Silveroli Vice President and Secretary

USF BESTWAY LEASING INC.

By:	/s/ Genevieve A. Silveroli
Vice President and Secretary

AGREEMENT AND PLAN OF MERGER

OF

USF BESTWAY LEASING INC.

(AN ARIZONA CORPORATION)

INTO

USF BESTWAY INC.

(AN ARIZONA CORPORATION)

THIS AGREEMENT AND PLAN OF MERGER, effective as of March 1, 2007, is made by and between USF Bestway Leasing Inc. and USF Bestway Inc.

W I T N E S S E T H:

In consideration of the premises and mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the shares of the Merging Corporation (as defined below) into shares of the Surviving Corporation (as defined below) and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree as follows:

1. The name of the corporation proposing to merge is:

USF Bestway Inc., an Arizona corporation (“USF Bestway Leasing”), which is a wholly owned subsidiary of USF Bestway Inc. (USF Bestway Leasing may also be referred to as the “Merging Corporation”.)

2. The name of the corporation into which the Merging Corporation proposes to merge is:

USF Bestway Inc., an Arizona corporation (“Surviving Corporation”), which is a wholly owned subsidiary of YRC Regional Transportation, Inc.

3. The terms and conditions of the proposed merger and the mode of carrying the same into effect are:

At the effective date (as described below), the Merging Corporation shall be merged into the Surviving Corporation, and the terms, provisions and conditions of the merger and the mode of carrying the same into effect are:

FIRST: The Merger. Merging Corporation shall be and is hereby merged into the Surviving Corporation, pursuant to and in accordance with all applicable provisions of the Arizona Revised Statutes, Title 10, Chapter 11 with respect, to Merger and Share Exchange, and in particular, Section 10-1104 of the Arizona Revised Statutes.

SECOND: Results of Merger. In accordance with the laws aforesaid, the merging corporations shall be a single corporation, which single corporation shall be the Surviving Corporation and the separate existence of the Merging Corporation shall cease (except insofar as it may be continued by statute). Upon the merger becoming effective:

(i)	all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Merging Corporation shall be transferred to, vested in and devolve upon the Surviving Corporation without further act or deed;

(ii)	all property, rights, and every other interest of the Surviving Corporation and the Merging Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merging Corporation;

(iii)	all debts due on whatever account, including subscriptions of shares (if any) and all other chooses in action;

(iv)	all and ever other interest, of or belonging to or due to the Merging Corporation shall be taken and deemed to be those of and vested in the Surviving Corporation without further act or deed; and

(v)	the title to any real estate or any interest therein, vested in the Merging Corporation shall not revert or be in any way impaired by reason of such merger.

The Merging Corporation hereby agrees from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem to be necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merging Corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the Merging Corporation and the proper officers and directors of the Surviving Corporation arc fully authorized in the name of the Merging Corporation or otherwise to take any and all such action.

THIRD: Liabilities. Upon the merger, the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each of the corporations so merged, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if such merger or consolidation had not taken place, or such Surviving Corporation may be substituted in its place; neither the rights of creditors nor any liens upon the property of either corporation shall be impaired by such merger.

FOURTH: Effective Date of Merger. This merger shall become effective upon filing with the Secretary of State of Arizona. However, for all accounting purposes, the effective date of the merger shall be at 12:01 am Mountain Time on February 28, 2007.

4. The manner and basis of converting the shares or the ownership interests of the Merging Corporation into shares, obligations or other securities of the Surviving Corporation are as follows:

(a) Each share of common stock, par value of $100.00 per share, of the Surviving Corporation, outstanding on the effective date of the merger, being a total of 288.4 shares, shall remain outstanding as the capital stock of the Surviving Corporation.

(b) On the effective date of the merger, each share of common stock of the Merging Corporation, no par value, outstanding on the effective date of the merger, being a total of 100 shares, shall be surrendered to the Surviving Corporation and canceled.

(c) There are dissenting stockholders of the Surviving Corporation and no dissenting stockholders of the Merging Corporation.

5. Other provisions with respect to the proposed merger deemed necessary or desirable:

(a) Certificate of Incorporation and Bylaws. On the effective date of the merger, the Articles of Incorporation and Bylaws of the Surviving Corporation shall continue as the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b) Directors and Officers. The directors and officers of the Surviving Corporation shall continue in office until the next annual meeting of the stockholders and until their successors shall have been elected and qualified.

(c) Abandonment of Merger. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and Plan of Merger may be terminated and abandoned at any time before it becomes effective by the Board of Directors of the Surviving Corporation, in which event this Agreement and Plan of Merger shall become wholly void and of no effect and there shall be no liability on the part of either of the Merging Corporation and its sole stockholder and directors, and the Surviving Corporation and its sole stockholder and directors.

(d) Amendment. This Agreement and Plan of Merger may be amended at any time prior to the effective date by action of the Board of Directors of the Merging Corporation or the Board of Directors of the Surviving Corporation; provided that an amendment made subsequent to the adoption of this Agreement and Plan of Merger by the stockholders of the Merging Corporation or the Surviving Corporation shall not (1)

alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, (2) alter or change any term of the Articles of Incorporation of the Surviving Corporation, or (3) alter or change any of the terms and conditions of this Agreement and Plan of Merger if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

(e) Further Information. The appropriate officers of the Merging Corporation are authorized to execute on behalf of the Merging Corporation any and all documents appropriate to the accomplishment of, or required to be done to accomplish, the merger under this Agreement and Plan of Merger, and to take all steps and to all things for and on behalf of the parties hereto as are required by or appropriate under the laws of the State of Arizona to accomplish the merger; and from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, the Merging Corporation or its officers or directors, as is appropriate and proper, will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken such other and further notion as the Surviving Corporation may deem necessary or desirable in order to confirm the vesting in and confirm to the Surviving Corporation title and possession of all of its property, rights, privileges, powers and franchises and otherwise to carry out the intent and purposes of this Agreement and Plan of Merger.

(f) Governing Law. This Agreement and Plan of Merger shall be governed by, and construed in accordance with, the laws of the State of Arizona.

(g) Consent to Service of Process. Pursuant to Section 10-1106 of the Arizona Revised Statutes, the Surviving Corporation hereby agrees that it may be served with process in the State of Arizona in any proceeding for enforcement of any obligation of either of the Merging Corporations, as well as for enforcement of any obligation of the Surviving Corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any stockholder, and irrevocably appoints the CT Corporation System as its agent to accept service of process in any such suit or other proceedings.

(h) Authority for Merger of Subsidiary into Parent. The merger described in this Agreement and Plan of Merger (the “Merger”) is being effected pursuant to Section 10-1104 of the Arizona Revised Statutes which permits a parent corporation owning at least 90% of the outstanding shares of a subsidiary corporation to merge the subsidiary corporation into the parent without the approval of the shareholders of the parent or subsidiary. The Merging Corporation is a wholly owned subsidiary of the Surviving Corporation, and the Board of Directors of the Surviving Corporation has approved the Merger, pursuant to Section 10-1104 of the Arizona Revised Statutes.

IN WITNESS WHEREOF, the parties to this Agreement and Plan of Merger effected pursuant to the provisions of Section 10-1104 of the Arizona Revised Statutes and pursuant to the approval and authority duly given by resolutions adopted by the Board of Directors of the Surviving Corporation, USP Bestway Inc., have caused this Agreement and Plan of Merger to be executed by a duly authorized officer of each party hereto as the respective act, deed and agreement of each such party,

USF Bestway Leasing Inc.

By:	/s/ Brenda Landry
Name:	Brenda Landry
Title:	Vice President and Assistant Secretary

USF Bestway Inc.

By:	/s/ Brenda Landry
Name:	Brenda Landry
Title:	Vice President and Assistant Secretary